Exhibit 10.3

EXECUTION COPY

October 24, 2025

Terumo Corporation

2-44-1 Hatagaya

Shibuya-ku Tokyo

151-0072 Japan

Terumo Medical Corporation

265 Davidson Avenue

Somerset, NJ 08873

Re: Lockup Agreement

Ladies and Gentlemen,

Reference is made to that certain Termination and Right of First Refusal Agreement dated as of even date herewith by and between ORCHESTRA BIOMED, INC., (“Orchestra”), and TERUMO CORPORATION (“TC”) and TERUMO MEDICAL CORPORATION, (“TMC” and together with TC, “Terumo”) (the “Termination Agreement”). Reference is also made to that certain Stock Purchase Agreement between TMC and ORCHESTRA BIOMED HOLDINGS, INC. (“Orchestra Holdings” or the “Company”) dated of even date herewith. Orchestra and Terumo may be referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Lockup Agreement (this “Lockup Agreement”) have the meanings ascribed to them in the Termination Agreement.

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com

1.	Lockup Agreement. Terumo hereby understands and agrees that it and its Affiliates shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any shares of common stock of the Company (each, a “Transfer”), nor shall Terumo or its Affiliates enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock of the Company (or any shares of a third party for which such Company shares were exchanged in connection with a business combination between Company and such third party) held by Terumo until the twelve (12) month anniversary of the date hereof (the “Release Date”); provided that the foregoing shall only apply to common stock of the Company held by Terumo or its Affiliates as of the date hereof. Terumo hereby covenants and agrees that (i) it and its Affiliates shall abide by the restrictions set forth above and (ii) the Company shall be entitled to place “stop transfer” instructions with the Company’s transfer agent in compliance with the above restrictions. The foregoing provisions of this Section 1(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the Transfer of any shares of capital stock to Permitted Assignees (as defined below); provided that any such Permitted Assignee agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such Transfer shall not involve a disposition for value. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 1(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Terumo further agrees to execute, or cause its Affiliates to execute, such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 1(a) or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders subject to such agreements, based on the number of shares subject to such agreements. For the purposes of this Lockup Agreement, (a) “Permitted Assignees” means (1) with respect to a person, Affiliates (as defined below) of such person, (2) with respect to a partnership, its general and limited partners, (3) with respect to a limited liability company, its members and (4) with respect to an individual party, any Immediate Family Member (as defined below) of such party or any trust for the direct or indirect benefit of the individual or any Immediate Family Member, (b) “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein and (c) “Affiliate” means with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person. This Section 1(a) shall supersede any prior agreements between Terumo and the Company with respect to the subject matter hereof.

2.	Miscellaneous. Each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate or perform any of the terms, provisions or conditions of this Lockup Agreement. The section headings used in this Lockup Agreement are for convenient reference only and shall not be considered or referred to in resolving any interpretation of this Lockup Agreement. Unless otherwise indicated, references herein to sections shall be deemed and construed to refer to the corresponding sections of this Lockup Agreement. This Lockup Agreement shall be construed as though all parties drafted it. This Lockup Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. Counterparts and signatures transmitted by facsimile or other electronic means shall be valid as originals. The provisions of this Lockup Agreement shall inure to the benefit of, and be binding upon, the transferees, successors, assigns, heirs, executors, conservators, guardians, custodians, trustees and administrators of the parties hereto. This Lockup Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

[Signature page(s) follow]

IN WITNESS WHEREOF, the Parties have executed this Lockup Agreement as of the date first referenced above.

Orchestra BioMed Holdings, Inc.

By:	/s/ David Hochman
Name: David Hochman
Title: Chairman and CEO

Terumo Corporation

By:	/s/ Fumihisa Hirose
Name: Fumihisa Hirose
Title: President, Cardiac & Vascular Company

Terumo Medical Corporation

By:	/s/ James Rushworth
Name: James Rushworth
Title: President & COO